Exhibit (l)

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

October 28, 2019

Hartford Schroders Opportunistic Income Fund

690 Lee Road

Wayne, Pennsylvania 19087

Re:	Registration Statement on Form N-2

Dear Sir or Madam:

As counsel for Hartford Schroders Opportunistic Income Fund, a Delaware statutory trust (the “Fund”), we are familiar with the Fund’s initial registration statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 333-232663), and under the Investment Company Act of 1940, as amended (File No. 811-23457), and as subsequently amended on or about the date hereof (collectively, the “Registration Statement”) relating to the shares of beneficial interest (the “Shares”) of the Fund to be issued and sold by the Fund. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and the resolutions of the board of trustees of the Fund relating to, among other things, the authorization and issuance of the Shares, and we are familiar with the Fund’s Amended and Restated Agreement and Declaration of Trust, as amended to date, and By-Laws.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Fund).

Based upon the foregoing, we are of the opinion that the Fund’s Shares proposed to be sold pursuant to the Registration Statement will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Fund against receipt of the net asset value of the shares of the Fund, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the use of our name in the

Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP